Exhibit 99.1

Bohai Pharmaceuticals Appoints Anthony Chan and Gene Hsiao to Board of Directors

Executive Financier and Bohai’s Current CFO
Bring Additional Financial and Governance Expertise

YANTAI, China, Feb. 4, 2011 — Bohai Pharmaceuticals Group, Inc. (OTC Bulletin Board: BOPH), a China-based pharmaceutical company engaged in the production, manufacturing and distribution of Traditional Chinese Medicine (TCM) in China, today announced the appointment of a new independent director, Anthony Chan to its Board of Directors.  Gene Hsiao, Bohai’s Chief Financial Officer, was also appointed to the Board of Directors.  Their appointments are effective as of February 2, 2011.

As a result of these additions, Bohai’s board now has six members, four of whom are independent as defined by SEC and NASDAQ rules.

Mr. Chan brings nearly 30 years of experience in finance and management to Bohai.  He has been instrumentally involved with multiple PIPEs, mergers, IPO’s and investment transactions, specifically involving U.S.-listed Chinese companies.  He currently serves as Chief Financial Officer at a leading Chinese mobile phone manufacturer, Zoom Technologies, Inc. (Nasdaq: ZOOM). Previously, Mr. Chan served as an Asia Investment Banking Consultant to GunnAllen Financial, Inc., Chief Financial Officer and Director of the Board of a US internet technology company, hereUare, Inc. and served as a financial advisor and CEO at two other NASDAQ listed US and Chinese companies.

“With his strong management background and multiple years of experience as CFO of several US-listed public companies, I am delighted to have Mr. Chan join Bohai’s Board of Directors, along with our CFO, Gene Hsiao,” said Mr. Hongwei Qu, Chairman, President and Chief Executive Officer of Bohai Pharmaceuticals.  ”We are looking forward to working with Mr. Chan and believe his execution in financial transaction skill-set will prove extremely valuable in helping to guide Bohai’s expansion in the years ahead.  As we continue to strengthen our Board, Mr. Chan’s and Mr. Hsiao’s appointments take us one step closer to our goal of uplisting to NASDAQ.”

Gene Hsiao joined Bohai as Chief Financial Officer in June 2010.  He has over 15 years of SEC accounting, corporate finance and public company management experience.  Since joining the company, Mr. Hsiao has overseen all of Bohai’s financial reporting and related company procedures, has taken a lead role in Bohai’s investor relations program, and is spearheading the company’s move towards an uplisting to NASDAQ.

Bohai also announced that it has formally established three independent board committees – an audit committee, nominating and corporate governance committee and compensation committee.  The formation of these committees is a requirement for uplisting to NASDAQ, and the company will look to the expertise and guidance of its independent directors serving on these committees to further enhance Bohai’s corporate governance.

About Bohai Pharmaceuticals Group, Inc.

Based in the city of Yantai, Shandong Province, China, Bohai Pharmaceuticals Group, Inc. (OTCBB/OTCQB: BOPH) is engaged in the production, manufacturing and distribution of herbal pharmaceuticals based on Traditional Chinese Medicine in China.  Bohai’s medicines address common health problems such as rheumatoid arthritis, viral infections, gynecological diseases, cardio vascular issues and respiratory diseases.  Bohai’s products are sold either by prescription through hospitals or over-the-counter through local pharmacies and retail drug store chains. Bohai has approximately 600 employees, including approximately 300 sales representatives, operating from 20 offices throughout China.  Bohai’s three lead products, Tongbi Capsules, Tongbi Tablets and Lung Nourishing Cream, are eligible for reimbursement under China’s National Medical Insurance Program.

For comprehensive investor relations material, including fact sheets, research reports, presentations and video, please follow the appropriate link: Research Report, Investor Fact Sheet and Overview Video.

For additional information, please visit Bohai’s corporate website: www.bohaipharma.com.

Additional Information Relating to Bohai’s Trading Data

Due to certain recent disruptions in the marketplace relating to quotations on the OTC Bulletin Board operated by FINRA (OTCBB), incomplete trading data may exist for certain companies like Bohai.  Real-time trading data for Bohai on the OTCQB market is available through the below link.  Readers are advised that OTCQB market is operated by the owner of otcmarkets.com, and Bohai Pharmaceuticals Group, Inc. makes no representation or warranty regarding the OTCQB market.

For real-time trading data for Bohai on the OTCQB market, including Level 2 quotes, please visit: www.otcmarkets.com/stock/boph/quote.

Cautionary Note Regarding Forward Looking Statements

This press release and the statements of representatives of Bohai Pharmaceuticals Group, Inc. (the “Company”) related thereto contain, or may contain, among other things, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are “forward-looking statements,” including any other statements of non-historical information. These forward-looking statements are subject to significant known and unknown risks and uncertainties and are often identified by the use of forward-looking terminology such as “guidance,” “projects,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “ultimately” or similar expressions. All forward-looking statements involve material assumptions, risks and uncertainties, and the expectations contained in such statements may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results (including, without limitation, the performance of the Company’s directors and the results of the Company’s efforts to obtain a NASDAQ or other exchange listing) could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including factors and risks discussed in the periodic reports that the Company files with the Securities and Exchange Commission (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors.  The Company undertakes no duty to update these forward-looking statements except as required by law.

Company Contact:  Bohai Pharmaceuticals Group, Inc., Gene Hsiao, Chief Financial Officer, 856-499-4475; Investor Relations Contacts: The Trout Group, Danielle Spangler, 646-378-2924